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                                                           EXHIBIT 5.1




                                 March 4, 1998


Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

    Re:  Public Offering

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the filing of a Registration Statement on Form S-3 on March 4, 1998 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 5,175,000 shares of Common Stock of Dollar
Tree Stores, Inc., a Virginia corporation (the "Shares"). We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Shares are duly and validly authorized, issued, fully paid, and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                       Very truly yours,



                                       /s/ HOFHEIMER NUSBAUM, P.C.